EXHIBIT 23.1




             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



  Rentech, Inc.
  1331 17th Street, Suite 720
  Denver, CO 80202

  We consent to the incorporation by reference in the Registration Statement of Rentech, Inc. on Form S-3 of our report dated December 2, 1996 relating to the consolidated financial statements (which contained an explanatory paragraph relative to the going concern uncertainty) appearing in the Transition Report on Form 10-KSB of Rentech, Inc. for the nine months ended September 30, 1996 and for the year ended December 31, 1995, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.




  BDO Seidman, LLP



                 , 1997
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  Denver, Colorado